150 Third Avenue South, Suite 2800
Nashville, TN 37201
(615) 742-6200

December 28, 2021

Farmer Bros. Co.
1912 Farmer Brothers Drive
Northlake, Texas 76262

Re:     Registration Statement on Form S-8 relating to Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan, as amended from time to time (the “2017 Plan”) and the Farmer Bros. Co. 401(k) Plan, as amended from time to time (the “401(k) Plan,” and together with the 2017 Plan, the “Plans”)

Ladies and Gentlemen:
We have acted as special counsel to Farmer Bros. Co., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 28, 2021, relating to (i) 1,500,000 additional shares of common stock, par value $1.00 per share (“Common Stock”)”), to be issued from time to time pursuant to the 2017 Plan (the “2017 Plan Shares”), and (ii) 2,000,000 additional share of Common Stock to be issued from time to time pursuant to the 401(k) Plan (the “401(k) Plan Shares,” and together with the 2017 Plan Shares, the “Shares”).
In connection with the opinion expressed herein, we have examined and relied upon such documents, certificates, and records as we have deemed in our judgment relevant or necessary for purposes of such opinion. In all such examinations, we have assumed the genuineness of signatures on original documents, the legal capacity of all natural persons, the conformity to such original documents of all copies submitted to us as certified, conformed or photostatic copies, and, as to certificates and oral or written statements of public officials, we have assumed the same to have been properly given and to be accurate. As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that (i) the 2017 Plan Shares issuable in connection with the 2017 Plan have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the 2017 Plan, will be legally issued, fully paid and non-assessable and (ii) the 401(k) Plan Shares issuable in connection with the 401(k) Plan have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the 401(k) Plan, will be legally issued, fully paid and non-assessable.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein.
We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.
This opinion is limited to the specific issues addressed herein, and no opinions may be inferred or implied beyond that expressly stated herein.
This opinion is furnished to you in connection with the filing of the Registration Statement. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any changes in law or facts (or any effects thereof on the opinions expressed herein) that may hereafter come to our attention.
Very truly yours,
/s/ Bass Berry & Sims PLC